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EXHIBIT 99(b)

FOR IMMEDIATE RELEASE

                    REGENERON RECEIVES FAST TRACK DESIGNATION
                     FROM U.S. FOOD AND DRUG ADMINISTRATION
              FOR ASPECT OF AXOKINE(R) OBESITY DEVELOPMENT PROGRAM

Tarrytown, NY - January 7, 2003 - Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) announced today at the JP Morgan Healthcare Conference that the U.S. Food and Drug Administration (FDA) has granted Fast Track designation to an important component of the development program of AXOKINE(R) for obesity. The designation covers treatment of severely obese people who are unresponsive to, intolerant of, or unsuitable candidates for certain FDA approved medicines for long-term treatment of obesity. As part of its ongoing development program for AXOKINE, Regeneron plans to study the use of AXOKINE in this patient population.

The FDA grants Fast Track designation to a therapeutic development program that the agency determines has the potential to address an unmet medical need in treating serious or life-threatening disease conditions. Under the FDA Modernization Act of 1997, the FDA may take actions to expedite the development and review of an application for approval to market a therapeutic candidate that has been granted Fast Track designation. AXOKINE is being evaluated for the treatment of obesity in a wide range of treatment paradigms in a comprehensive Phase III program that includes overweight, obese and severely obese people.

"Practicing physicians and medical researchers have become increasingly concerned about the serious medical consequences, limited therapeutic options, and rising prevalence of obesity in this country," remarked Leonard S. Schleifer, M.D., Ph.D., Regeneron's President and Chief Executive Officer. "Obesity has been shown to be a major cause of diabetes, heart attacks, stroke, hypertension, and other life-threatening medical problems. AXOKINE, if proved to be safe and effective, will provide a new therapeutic approach to the treatment of this serious disease."

ABOUT AXOKINE

AXOKINE is a genetically re-engineered version of a naturally occurring human protein known as ciliary neurotrophic factor (CNTF). Preclinical studies have shown that injected AXOKINE travels

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through the bloodstream to reach the hypothalamus, a critical area of the brain that regulates body weight. AXOKINE is believed to bind to specific receptors and activate signaling pathways in the hypothalamus that suppress appetite. Both the site of the AXOKINE receptor and the mechanism of action of AXOKINE are similar to those of leptin, a natural hormone regulator of body weight that is released by fat cells. Ongoing Phase III trials are studying the safety and efficacy of AXOKINE.

ABOUT REGENERON

Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates for the potential treatment of obesity, rheumatoid arthritis, cancer, and asthma and has preclinical programs in other diseases and disorders.

This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of drugs and biologics, determinations by regulatory and administrative governmental authorities, competitive factors, technological developments, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement to be canceled or to terminate without any product success, and other material risks. A more complete description of these risks can be found in Regeneron's filings with the United States Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2001 and the Form 10-Q for the quarter ended September 30, 2002. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise, unless required by law.

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